HERBALIFE HOSTS OVER 10,000 IN DALLAS
Two New Products Launched

LOS ANGELES, July 16, 2007 – Herbalife Ltd., (NYSE: HLF) a global nutrition and direct selling company, held its annual North America extravaganza in Dallas, Texas, this past weekend for over 10,000 independent Herbalife distributors with two product launches, recognition and training.

Two new products were introduced for sale in the U.S. at the event, which was held at the Dallas Convention Center and Reunion Arena:

H3O™ fitness drink formulated to provide rapid hydration, sustained energy, and antioxidant protection.

Herbalife Kids, a new line of nutrition products which includes shakes and multivitamins with protein, fiber, and 100 percent of key nutrients kids need daily.

Training sessions were conducted by company and distributor leadership, as well as by members of the company’s Nutrition Advisory Board. The company also announced that the number of new supervisors during the first six months of 2007 increased 24 percent compared to the same period in 2006.

Distributors also participated in a charity run to benefit the Herbalife Family Foundation Casa Herbalife program, which helps to bring good nutrition to children.

On Friday morning, Michael Johnson, chairman and CEO, conducted a live video presentation from the Home Depot Center during the L.A. Galaxy press conference where David Beckham and the team’s new jersey were officially introduced. Herbalife is the presenting sponsor of the team.

About Herbalife Ltd.
Herbalife (http://www.herbalife.com) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 65 countries through a network of more than 1.5 million independent distributors. The company supports the Herbalife Family Foundation (http://www.herbalifefamily.org) and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations (http://ir.herbalife.com) for additional financial information.

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Contacts:
George Fischer
georgef@herbalife.com
Office: 310-410.9600 x32649
Cell: 310-203.2349